Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Third Quarter 2011 Results

Third Quarter Highlights

•	Digital revenue increased 22.6% versus third quarter 2010.

•

Total revenues for the third quarter were $127.1 million, down 7.8% from the prior year, 7.5% on a same store basis, and 7.1% after taking into account the Company’s change in reporting period which resulted in one less day in the quarter.

•	Operating costs and SG&A expense totaled $106.4 million in the third quarter, a decrease of $7.4 million or 6.5% from the prior year.

•	As Adjusted EBITDA was $22.0 million, down 11.9% versus prior year.

•	Levered Free Cash Flow per share was $0.11 versus $0.15 for the prior year.

FAIRPORT, N.Y. October 28, 2011 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (GHSE), a leading multi-media company providing news and information to local communities, today reported financial results for the third quarter ended September 25, 2011.

Total revenues were $127.1 million for the quarter, a decline of 7.5% from the prior year on a same store basis and 7.1% on the same reporting period basis. Digital revenue grew 22.6% in the third quarter. The improvement in digital revenue was driven by a 19.8% increase in digital advertising, along with strong growth in our daily deal and digital subscription programs. Total advertising revenue declined 9.4% as growth in digital advertising was more than offset by declines in local and classified print advertising revenues, which were down 11.3% and 9.5% respectively versus the prior year. Local advertising trends remained soft as we continue to see very weak economic conditions and were further impacted by a decline in political spending as compared to the prior year. Although overall classified trends worsened from the second quarter, there were also some bright spots. Auto classified revenues experienced a slight improvement from the second quarter trend and employment classifieds remained positive year over year. The main drivers of the declining classified trends were a very soft foreclosure environment coupled with soft real estate advertising revenues. Circulation revenue declined 2.9% in the third quarter. After adjusting for the change in reporting period, circulation revenue declined 2.5%, a slight improvement over the second quarter trend and the third consecutive quarter of an improving trend in this category.

Total operating and SG&A expenses in the quarter were $106.4 million, down 6.5% versus prior year. The expense declines were higher than the second quarter and driven by lower compensation and newsprint costs. As Adjusted EBITDA was $22.0 million for the quarter, declining 11.9% from the prior year.

Commenting on GateHouse Media’s results, Michael E. Reed, Chief Executive Officer of GateHouse Media, said “General economic instability and uncertainty on main street heavily impacted the third quarter advertising spend within our markets. Advertising revenues were further impacted by a reduction in political spending from the prior year as well as a slowed foreclosure environment. As a result, our total advertising revenue was down 9.4% during the quarter and 8.9% adjusted for the change in our reporting period. Adjusted for the reporting change, total revenues were down 7.1% in the quarter versus prior year. Excluding the loss of political, our total revenues were down 6.7%, similar to our total revenue decline of 6.4% in the second quarter. We were pleased with our continued strong digital revenue growth of 22.6% in the quarter and our continued improvement in circulation revenue for the third consecutive quarter. We remain highly focused on new initiatives in our print and digital business to drive new customers and new revenue streams to combat the weak economic conditions and participate in the rapid evolution of the digital ecosystem.

“In the face of these revenue declines, we remain vigilant in implementing additional permanent expense reductions, as evidenced by the 6.5% decline in expenses from prior year. We continue to evaluate centralization and outsourcing opportunities to develop a more efficient operating model. A recent example is the comprehensive circulation-outsourcing partnership that we recently entered into with American Circulation Innovations that will provide multiple channels of distribution for certain of our Illinois publications at reduced cost levels.

“We are encouraged by the strong growth in our digital audiences and our online advertising revenues. While mobile advertising, daily deals and online subscriptions are still a small percentage of total digital revenue, all three categories demonstrated solid growth in the quarter, leading to our total digital revenue growth of 22.6%. We are focused on providing the highest quality content across multiple platforms and we are excited about our recently announced strategic alliance with TheStreet, Inc. which will allow us to provide award winning coverage of business, personal finance and financial matters to our markets.

“We are further embarking on a strategic initiative to reevaluate our traditional business model and transform the company into a truly digital media enterprise. This project has five fundamental components: growth of digital revenue and audience, growth of consumer revenues, stabilization of print revenues, development of specific new business ventures, and permanent structural cost reductions. By repositioning our operations and organizational structure, we believe we can best align our resources and focus on the opportunities that present the most potential for growth. This effort includes a leaner, more vertical management design, a lower cost structure, more efficient processes and the alignment of leadership skill sets with the best growth opportunities. We are excited about the progress being made to date in these areas.

“Our liquidity position remains solid with over $25.0 million of cash and we expect our cash position to continue to grow.”

Operating income for the quarter was $9.0 million, a decrease of $3.0 million as compared to the prior year. As Adjusted EBITDA for the quarter was $22.0 million, a decrease of $3.0 million or 11.9% from the prior year.

Levered Free Cash Flow for the quarter decreased 26.5% to $6.4 million as compared to $8.8 million for the prior year.

One-time costs incurred and other non-cash expenses in the quarter were $2.6 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

Change in Reporting Period

We moved to a consistent 52 week reporting cycle for all locations during the first quarter of 2011. As a result, the first nine months of 2011 had 268 days compared to 273 days in the first nine months of 2010 for approximately 40% of the business. The associated impact on prior year revenue is approximately $3.2 million and expense is approximately $2.0 million to $2.6 million.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 79 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully grow digital revenues and audience and consumer revenues, the Company’s ability to successfully stabilize print revenues, the ability of the Company to successfully identify and develop new business ventures, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to compete effectively in the local media industry, the Company’s success or failure in pursuing its digital business and related initiatives and strategic realignments and undertakings, increases in health costs, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended September 25, 2011	Three months ended September 30, 2010	Nine months ended September 25, 2011	Nine months ended September 30, 2010
Revenues:
Advertising	$87,869	$97,010	$264,686	$292,346
Circulation	32,912	34,304	97,844	102,852
Commercial printing and other	6,362	6,592	18,824	20,028

Total revenues	127,143	137,906	381,354	415,226
Operating costs and expenses:
Operating costs	69,797	74,872	214,463	229,467
Selling, general, and administrative	36,642	38,956	113,359	121,578
Depreciation and amortization	10,485	11,366	32,315	34,858
Integration and reorganization costs	983	701	3,062	2,239
Impairment of long-lived assets	37	—	2,051	—
(Gain) loss on sale of assets	158	(26)	905	1,510

Operating income	9,041	12,037	15,199	25,574
Interest expense	14,441	15,118	42,690	45,076
Amortization of deferred financing costs	340	340	1,020	1,020
(Gain) loss on derivative instruments	(694)	1,875	(274)	7,232
Other (income) expense	94	(10)	94	(14)

Loss from continuing operations before income taxes	(5,140)	(5,286)	(28,331)	(27,740)
Income tax expense (benefit)	22	(351)	90	(160)

Loss from continuing operations	(5,162)	(4,935)	(28,421)	(27,580)
Loss from discontinued operations, net of income taxes	—	(5)	—	(163)

Net loss	(5,162)	$(4,940)	(28,421)	$(27,743)
Net loss attributable to noncontrolling interest	185	59	600	317

Net loss attributable to GateHouse Media	$(4,977)	$(4,881)	$(27,821)	$(27,426)

Loss per share:
Basic and diluted:
Loss from continuing operations attributable to GateHouse Media	$(0.09)	$(0.08)	$(0.48)	$(0.47)
Loss from discontinued operations attributable to GateHouse Media, net of income taxes	—	—	—	—

Net loss attributable to GateHouse Media	$(0.09)	$(0.08)	$(0.48)	$(0.47)

Basic weighted average shares outstanding	57,976,184	57,761,808	57,935,943	57,706,111

Diluted weighted average shares outstanding	57,976,184	57,761,808	57,935,943	57,706,111

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	September 25, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,139	$9,738
Restricted cash	5,182	5,182
Accounts receivable, net of allowance for doubtful accounts of $2,999 and $3,260 at September 25, 2011 and December 31, 2010, respectively	54,913	61,512
Inventory	6,598	7,731
Prepaid expenses	4,350	10,506
Other current assets	7,341	7,253

Total current assets	103,523	101,922
Property, plant, and equipment, net of accumulated depreciation of $111,978 and $101,739 at September 25, 2011 and December 31, 2010, respectively	135,074	152,293
Goodwill	14,343	14,343
Intangible assets, net of accumulated amortization of $173,241 and $154,927 at September 25, 2011 and December 31, 2010, respectively	252,747	271,061
Deferred financing costs, net	3,314	4,334
Other assets	1,869	1,400
Assets held for sale	936	974

Total assets	$511,806	$546,327

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$1,115	$1,224
Current portion of long-term debt	—	11,249
Accounts payable	9,177	5,905
Accrued expenses	29,302	26,766
Accrued interest	4,133	2,805
Deferred revenue	26,689	27,348

Total current liabilities	70,416	75,297
Long-term liabilities:
Long-term debt	1,181,238	1,181,238
Long-term liabilities, less current portion	3,059	3,636
Derivative instruments	56,727	65,490
Pension and other postretirement benefit obligations	11,655	12,787

Total liabilities	1,323,095	1,338,448

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at September 25, 2011 and December 31, 2010; 58,313,868 and 58,313,868 shares issued, and 58,077,031 and 58,078,607 outstanding at September 25, 2011 and December 31, 2010, respectively	568	568
Additional paid-in capital	831,209	830,787
Accumulated other comprehensive loss	(53,783)	(62,614)
Accumulated deficit	(1,587,286)	(1,559,465)
Treasury stock, at cost, 236,837 and 235,261 shares at September 25, 2011 and December 31, 2010, respectively	(310)	(310)

Total GateHouse Media stockholders’ deficit	(809,602)	(791,034)
Noncontrolling Interest	(1,687)	(1,087)

Total stockholders’ deficit	(811,289)	(792,121)

Total liabilities and stockholders’ deficit	$511,806	$546,327

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended September 25, 2011	Nine months ended September 30, 2010
Cash flows from operating activities:
Net loss	$(28,421)	$(27,743)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,315	34,862
Amortization of deferred financing costs	1,020	1,020
(Gain) loss on derivative instruments	(274)	7,232
Non-cash compensation expense	422	1,328
Loss on sale of assets	905	1,510
Pension and other postretirement benefit obligations	(680)	(1,424)
Impairment of long-lived assets	2,051	124
Changes in assets and liabilities:
Accounts receivable, net	6,801	8,315
Inventory	1,133	(763)
Prepaid expenses	6,156	(284)
Other assets	(557)	736
Accounts payable	3,272	3,401
Accrued expenses	2,457	2,587
Accrued interest	1,328	(433)
Deferred revenue	(659)	(440)
Other long-term liabilities	(577)	(16)

Net cash provided by operating activities	26,692	30,012

Cash flows from investing activities:
Purchases of property, plant, and equipment	(2,431)	(2,933)
Proceeds from sale of assets	2,389	4,113

Net cash (used in) provided by investing activities	(42)	1,180

Cash flows from financing activities:
Repayments under current portion of long-term debt	(11,249)	(2,513)
Repayments under short-term debt	—	(8,000)
Purchase of treasury stock	—	(4)

Net cash used in financing activities	(11,249)	(10,517)

Net increase in cash and cash equivalents	15,401	20,675
Cash and cash equivalents at beginning of period	9,738	5,734

Cash and cash equivalents at end of period	$25,139	$26,409

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended September 25, 2011	Three months ended September 30, 2010	Nine months ended September 25, 2011	Nine months ended September 30, 2010
Loss from continuing operations	$(5,162)	$(4,935)	$(28,421)	$(27,580)
Income tax expense (benefit)	22	(351)	90	(160)
(Gain) loss on derivative instruments (1)	(694)	1,875	(274)	7,232
Amortization of deferred financing costs	340	340	1,020	1,020
Interest expense	14,441	15,118	42,690	45,076
Impairment of long-lived assets	37	—	2,051	—
Depreciation and amortization	10,485	11,366	32,315	34,858

Adjusted EBITDA from continuing operations	19,469	23,413	49,471	60,446
Non-cash compensation and other expense	1,536	1,114	4,339	3,030
Non-cash portion of postretirement benefits expense	(107)	(185)	(229)	(532)
Integration and reorganization costs	983	701	3,062	2,239
(Gain) loss on sale of assets	158	(26)	905	1,510
Loss from discontinued operations	—	(5)	—	(28)

As Adjusted EBITDA	22,039	25,012	57,548	66,665
Net capital expenditures	(757)	(1,283)	(2,366)	(2,569)
Cash taxes	—	—	—	(80)
Interest paid	(14,847)	(14,974)	(41,384)	(44,607)

Levered Free Cash Flow	$6,435	$8,755	$13,798	$19,409

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended September 25, 2011	Three months ended September 30, 2010	Nine months ended September 25, 2011	Nine months ended September 30, 2010
Total revenues from continuing operations	$127,143	$137,906	$381,354	$415,226
Revenues from discontinued operations	—	(1)	—	91
Revenues from non-wholly owned subsidiary	(729)	(1,248)	(1,741)	(2,761)

As Adjusted Revenues	$126,414	$136,657	$379,613	$412,556